INDIANA ENGERGY                                           SIGCORP

FOR IMMEDIATE RELEASE

                 INDIANA ENERGY AND SIGCORP AGREE
                 TO $1.9 BILLION MERGER OF EQUALS
                   TO FORM VECTREN CORPORATION

     INDIANAPOLIS and EVANSVILLE, Ind.--(BUSINESS WIRE)-- June 14, 1999--Indiana Energy Inc. (NYSE:IEI - news) and SIGCORP Inc. (NYSE:SIG - news) today announced that they have signed a definitive agreement to combine into a new holding company, to be named Vectren Corp. Under the agreement, SIGCORP shareholders will receive one and one-third shares of the new company's common stock for each share of SIGCORP they currently hold. Indiana Energy shareholders will receive one share of the new company's common stock for each share of Indiana
Energy they currently hold.

     The tax-free stock-for-stock transaction would create a combined company with a total enterprise value of approximately $1.9 billion ($1.4 billion in equity; $0.5 billion in debt and subsidiary preferred stock) based upon Indiana Energy's closing stock price of $22.563 and SIGCORP's closing stock price of $29.50 per share on Friday, June 11, 1999. The transaction, which has been approved by the boards of directors of both companies, is expected to be accounted for as a pooling of interests and is anticipated to be immediately accretive excluding one-time charges related to combining the companies.

     The merger combines two Indiana companies with strong balance sheets, low-cost operations, growing service areas, diversified product portfolios, and track records of delivering superior shareholder value. Through its utility subsidiaries, Vectren will offer gas and/or electricity to more than 650,000 customers in adjoining service areas that cover nearly two-thirds of Indiana. Vectren's non-utility subsidiaries will offer energy-related products and services, fiber-optic based telecommunication services, materials management, locating and trenching services and energy marketing to customers throughout the surrounding region.

     Niel C. Ellerbrook, Indiana Energy's president and chief executive officer, said, "The energy industry is converging and successful participants will be able to offer a broad array of products and services to customers. With this combination, our asset mix will be split evenly between gas and electric, balancing our earnings while positioning the combined company to deliver energy in whatever form our customers need.

     "We have a lot in common,'' Ellerbrook continued. "We are a combination of already strong companies, with histories of delivering superior shareholder value. Our combined goal is to grow earnings per share on average by 10% a year and for earnings from non-regulated operations to contribute over 25% of the consolidated total by 2003. We also expect each company's long track record of increasing dividends to continue. SIGCORP and Indiana Energy each boast an entrepreneurial culture, an outstanding work force, firm Indiana roots, and a drive to aggressively pursue the opportunities presented by the changing energy industry. Together, we can capture those opportunities, thereby creating enhanced value for our shareholders.''

     Andrew E. Goebel, SIGCORP's president and chief operating officer, said, "Simply put, this combination makes sense. It's a marriage of strengths. SIGCORP has the lowest average retail electric rate in the state and each company has among the lowest gas rates. Furthermore, over the last several years, our customer growth rates have exceeded the national average.

                             -More-

     "We have known Indiana Energy for years and, in fact, are partners in Energy Systems Group, LLC, a joint venture formed in 1997 that provides energy-related performance contracting services. As one company, we will serve 650,000 Indiana customers, providing superior customer service and some of the most competitive energy prices in the country. This combination will enable us to cross-sell a greater array of products and services to our existing and future customer base and to make the necessary investment in technology to continue delivering first-class customer service and other business applications in an increasingly competitive environment. We believe that the combination of these two Indiana companies will strengthen our commitment to our communities and provide customer benefits that further enhance Indiana's economic development efforts. We intend to be a focused, high-quality, high-service regional player in our regulated businesses and to seek and develop new revenue opportunities in non-regulated businesses,'' Goebel concluded.

     The companies expect to realize net merger savings of nearly $200 million over 10 years from the elimination of duplicate corporate and administrative programs and greater efficiencies in operations, business processes and purchasing. Position reductions due to the merger are expected to be less than 7 percent of the consolidated workforce, or about 120 positions out of a total workforce of approximately 1,850. Both companies will seek alternatives to minimize the impact on current personnel. Available options would include a combination of normal attrition, retraining and retirements, as well as selective hiring and the addition of positions in growing business areas. All union contracts will be honored.

     Following the merger, Niel Ellerbrook will be chairman and chief executive officer of the new company and Andrew Goebel will be president and chief operating officer. Indiana Energy's chairman, L.A. Ferger, and SIGCORP's chairman and CEO, Ronald G. Reherman, both will retire upon completion of the merger but will serve on the board of directors of the new company. Vectren's board will consist of 16 directors; in addition to Ferger, Ellerbrook, Reherman and Goebel, Indiana Energy and SIGCORP each will designate six directors.

     Indiana Energy's and SIGCORP's utility companies will remain separate subsidiaries of Vectren and will continue to operate under the names Indiana Gas Company Inc. and Southern Indiana Gas and Electric Company (SIGECO), respectively. The companies will retain and build upon their existing brand identities and customer loyalties in their respective service territories. Under the merger agreement, the corporate headquarters of Vectren and of SIGECO will be in Evansville. Indiana Gas Co. will continue to be headquartered in Indianapolis, where it has been for over 50 years.

     Vectren's board of directors will set the company's dividend policy. However, the companies anticipate that the dividend, on an equivalent share basis, on the combined company's stock would be set at or above the current dividend levels at both companies.

     The merger is conditioned, among other things, upon the approvals of the shareholders of each company and customary regulatory approvals. The companies anticipate that the regulatory processes can be completed in six to nine months.

                             -More-

     Merrill Lynch & Co. and Credit Suisse First Boston acted as financial advisors to Indiana Energy. Goldman, Sachs & Co. acted as financial advisor to SIGCORP.

     Indiana Energy Inc. is the holding company of Indiana Gas Co. Inc., IEI Services, LLC and IEI Investments Inc. Indiana Gas provides natural gas distribution to nearly 500,000 customers in central Indiana. Information about Indiana Energy Inc. is located on the World Wide Web at http://indiana-energy.com.

     SIGCORP Inc. is an investor-owned energy and telecommunications company that provides electric and gas service to southwest Indiana and energy and telecommunication products and services throughout the Midwest and elsewhere. SIGCORP companies operate in four business segments: Utility Group, Energy Services Group, Telecommunications Group and Complementary Ventures Group. Information about SIGCORP Inc. is located on the World Wide Web at http://sigcorpinc.com.

This press release contains certain statements about future business operations, financial performance and other issues which are forward looking. Actual results could differ materially from those that have been projected. Additional detailed information concerning a number of factors that could cause actual results to differ materially from the information that has been provided will be readily available on the forms 8K to be filed by Indiana Energy Inc. and SIGCORP Inc. with the SEC.

Contacts for Indiana Energy                       Contacts for
SIGCORP:
Media & Investors                            Media
Jeffrey W. Whiteside                              Mary Beth Reese
Director of Investor Relations and                     Manager,
Public Information
Corporate Communications                     (812) 464-4525
(317) 321-0588
                                        Investors:
                                        Timothy L. Burke
                                        Secretary and Treasurer
                                        (812) 465-4136